UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2019

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 1.01.         Entry into a Material Definitive Agreement.

On July 2, 2019, Morningstar, Inc. (Morningstar or the Borrower) entered into a new Senior Credit Agreement (the Credit Agreement) with Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender. The Credit Agreement provides Morningstar with a five-year multi-currency credit facility with a borrowing capacity of up to $750 million, including a $300 million revolving credit facility (the Revolving Credit Facility) and a facility of $450 million (the Term Facility). The Credit Agreement also provides for the issuance of up to $50 million of letters of credit and a $100 million sublimit for a swingline facility under the Revolving Credit Facility.  As of July 2, 2019, the aggregate principal balance outstanding under Credit Agreement was $610 million. The proceeds of the Term Facility have been used solely to finance Morningstar’s acquisition of Ratings Acquisition Corp (DBRS). The proceeds of Morningstar’s initial borrowing under the Revolving Credit Facility have also been used to finance such acquisition and the proceeds of future borrowings may be used for working capital, capital expenditures and any other lawful corporate purpose.  In connection with entering into the Credit Agreement, the Borrower repaid any outstanding obligations under the Borrower’s existing Amended and Restated Credit Agreement, dated as of November 4, 2016, as amended.

The Credit Agreement provides that the Borrower shall have a Consolidated Leverage Ratio as of the end of any fiscal quarter of Morningstar of not greater than 3.50 to 1.00; provided that, solely with respect to the four fiscal quarters following any Material Acquisition (as defined in the Credit Agreement), the Consolidated Leverage Ratio determined as of the end of such four fiscal quarters shall not be greater than 3.75 to 1.00. The Credit Agreement provides that the Borrower shall have a Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of not less than 3.00 to 1.00.

Morningstar’s obligations under the Credit Agreement are unconditionally guaranteed by Morningstar’s subsidiaries, Morningstar Investment Management LLC,  Morningstar Research Services LLC and Morningstar Ratings Holding Corp., and will in the future be guaranteed by any other domestic subsidiary of Morningstar (with certain exceptions) that contributes 10% or more of the consolidated revenue of Morningstar in any fiscal year. Morningstar may also add foreign subsidiary borrowers under the Credit Agreement.

This summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01          Completion of Acquisition or Disposition of Assets.

On July 2, 2019, Morningstar completed its previously announced acquisition of Ratings Acquisition Corp, an exempted company incorporated under the Laws of the Cayman Islands (DBRS), pursuant to the Agreement and Plan of Merger by and among Morningstar, DBRS, Alpine Merger Co., an indirect wholly-owned subsidiary of Morningstar (Merger Sub), and Shareholder Representative Services LLC, as representative of the shareholders of DBRS.  Pursuant to the Merger Agreement, Merger Sub merged with and into DBRS, with DBRS surviving as an indirect wholly-owned subsidiary of Morningstar. The acquisition was financed through a combination of cash on hand and borrowings under Morningstar’s Credit Agreement.

This summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is included as Exhibit 2.1 to Morningstar’s Current Report on Form 8-K filed on June 3, 2019 and incorporated herein by reference.

Item 2.03                                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01          Other Events.

On July 2, 2019, Morningstar issued a press release announcing the completion of its previously announced acquisition of Ratings Acquisition Corp.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01          Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired. Morningstar intends to file the financial statements required by Item 9.01(a) in an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(b)        Pro Forma Financial Information. Morningstar intends to file the pro forma financial information required by Item 9.01(b) in an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)  Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated May 28, 2019, by and among Morningstar, Inc., Alpine Merger Co., Ratings Acquisition Corp and Shareholder Representative Services LLC (incorporated by reference to Morningstar’s Current Report on Form 8-K filed with the SEC on June 3, 2019).

10.1	Credit Agreement dated of as July 2, 2019 among Morningstar, Inc., certain subsidiaries of Morningstar, Inc., and Bank of America, N.A.
99.1	Press Release dated July 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 3, 2019	By:	/s/ Jason Dubinsky
	Name:	Jason Dubinsky
	Title:	Chief Financial Officer